Exhibit 99.1

CONTACT:	Tim Mammen	David Calusdian
	Chief Financial Officer	Executive Vice President
	IPG Photonics Corporation	Sharon Merrill
	(508) 373-1100	(617) 542-5300
IPG PHOTONICS REPORTS REVENUE GROWTH OF 14% FOR THE FOURTH QUARTER DRIVEN BY 22% INCREASE IN MATERIALS PROCESSING SALES
Q4 Inventory Provision and Foreign Exchange Loss Reduce Earnings
$58.4 Million in Cash Provided by Operating Activities in Q4
OXFORD, Mass. – February 14, 2014 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the fourth quarter and fiscal year ended December 31, 2013.

	Three Months Ended December 31,			Twelve Months Ended December 31,
(In millions, except per share data)	2013	2012	% Change	2013	2012	% Change
Revenue	$165.9	$145.0	14%	$648.0	$562.5	15%
Gross margin	49.2%	51.8%		52.5%	54.2%
Operating income	$48.9	$47.3	3%	$218.1	$208.9	4%
Operating margin	29.5%	32.6%		33.7%	37.1%
Net income attributable to IPG Photonics Corporation	$36.6	$34.9	5%	$155.8	$145.0	7%
Earnings per diluted share	$0.70	$0.67	4%	$2.97	$2.81	6%
Management Comments
"IPG ended a year of financial and operational performance with a strong fourth quarter as we continued to extend our lead and capitalize on growing demand for fiber laser technology," said Dr. Valentin Gapontsev, IPG Photonics' Chief Executive Officer. "Revenues for the quarter increased 14% over the prior year driven by high-power laser sales for materials processing applications. While net income for the quarter increased by 5%, our profitability and margins were affected by a $5.9 million inventory provision and $1.6 million from foreign exchange transaction losses. The inventory provision and foreign exchange transaction losses reduced diluted earnings per share, net of tax, by $0.07 and $0.02, respectively, while the lower effective tax rate during the quarter benefited earnings per share by $0.03."
"Materials Processing sales, which make up the majority of our business, grew 22% for the fourth quarter," said Dr. Gapontsev. "High-power laser sales increased 24% from the prior year, driven by cutting and welding applications, primarily used by automotive, heavy industry and general manufacturing. On a geographic basis, we performed well across most regions, particularly in Asian, North American and European markets."
"For the full year, revenue grew 15% primarily from high-power fiber laser sales," said Dr. Gapontsev. "Asia was the strongest performing region for us geographically. Fiscal 2013 earnings per share rose to $2.97, a 6% increase over 2012. In 2013, we invested in the business, substantially expanding IPG's R&D spending as well as adding facilities and headcount in other areas. While this reduced growth of net income in 2013, it has strengthened and enhanced IPG's product portfolio, management and technological advantages, positioning IPG for further growth in 2014 and beyond."
"During the fourth quarter, IPG generated $58.4 million in cash from operations and used $22.6 million to finance capital expenditures." said Dr. Gapontsev. "We ended the quarter with $448.8 million in cash and cash equivalents."
Business Outlook and Financial Guidance
"Order flow in the fourth quarter was strong and the book-to-bill ratio was greater than one," said Dr. Gapontsev. "At the end of 2013, our backlog, which included $132.6 million of orders with firm shipment dates and $132.4 million of frame agreements that we expect to ship within one year, grew to $265.0 million, a 31% increase from year-end 2012."

"Looking ahead, we are excited by IPG's prospects for growth in 2014. Fiber laser technology continues to gain adoption over traditional laser technologies and non-laser technologies. The continued market penetration and acceptance of our existing products and new product introductions give us confidence in our opportunities to grow revenues, improve margins, and enter into new applications," concluded Dr. Gapontsev.
IPG Photonics expects revenue in the range of $160 million to $175 million for the first quarter of 2014. The Company anticipates earnings per diluted share in the range of $0.69 to $0.83 based on 52,487,000 diluted common shares, which includes 51,660,000 basic common shares outstanding and 827,000 potentially dilutive options at December 31, 2013.
As discussed in more detail below, actual results may differ from this guidance due to various factors including, but not limited to, product demand, competition and general economic conditions. This guidance is subject to the risks outlined in the Company's reports with the SEC, and assumes that exchange rates remain at present levels.
Conference Call Reminder
The Company will hold a conference call today, February 14, 2014 at 10:00 a.m. ET. The conference call will be webcast live and can be accessed on the "Investors"section of the Company's website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 709-8155 or (201) 689-8881. An archived version of the webcast will be available for approximately one year on IPG's website.
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in diverse applications, primarily materials processing. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by the Company and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, IPG's prospects for growth in 2014, fiber laser technology continuing gains over legacy laser technologies and non-laser technologies, continued market penetration of its products, opportunities to grow revenues, improve margins, expand its product portfolio and enter into new applications, and guidance for the first quarter of 2014. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that the Company serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; the Company's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; high levels of fixed costs from IPG's vertical integration; the appropriateness of the Company's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; foreign currency fluctuations; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; building and expanding field service and support operations; inability to manage risks associated with international customers and operations; and other risks identified in the Company's SEC filings. Readers are encouraged to refer to the risk factors described in the Company's Annual Report on Form 10-K (filed with the SEC on February 28, 2013) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(in thousands, except per share data)
NET SALES	$165,859	$145,030	$648,034	$562,528
COST OF SALES	84,337	69,856	308,136	257,801
GROSS PROFIT	81,522	75,174	339,898	304,727
OPERATING EXPENSES:
Sales and marketing	7,178	7,074	26,692	23,845
Research and development	10,878	9,270	41,660	31,401
General and administrative	13,049	9,937	50,863	39,231
Loss on foreign exchange	1,564	1,634	2,536	1,362
Total operating expenses	32,669	27,915	121,751	95,839
OPERATING INCOME	48,853	47,259	218,147	208,888
OTHER INCOME (EXPENSE), NET:
Interest income (expense), net	24	(222)	(1)	319
Other income, net	106	989	155	8
Total other income (expense)	130	767	154	327
INCOME BEFORE PROVISION FOR INCOME TAXES	48,983	48,026	218,301	209,215
PROVISION FOR INCOME TAXES	(12,388)	(13,114)	(62,521)	(61,471)
NET INCOME	36,595	34,912	155,780	147,744
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	—	2,740
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$36,595	$34,912	$155,780	$145,004
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$0.71	$0.68	$3.02	$2.87
Diluted	$0.70	$0.67	$2.97	$2.81
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	51,660	51,110	51,548	50,477
Diluted	52,487	52,116	52,375	51,536

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2013	2012	2013	2012
Cost of sales	$863	$594	$3,187	$2,184
Sales and marketing	267	225	1,195	1,052
Research and development	552	351	1,929	1,327
General and administrative	1,434	1,037	5,409	4,002
Total stock-based compensation	3,116	2,207	11,720	8,565
Tax benefit recognized	(1,012)	(691)	(3,784)	(2,629)
Net stock-based compensation	$2,104	$1,516	$7,936	$5,936

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF ACQUISITION RELATED COSTS IN COST OF SALES

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2013	2012	2013	2012
Cost of sales
Step-up of inventory (1)	$—	$460	$1,318	$460
Amortization of intangible assets (2)	180	204	721	1,228
Total acquisition related costs	$180	$664	$2,039	$1,688

(1)	Amount relates to Microsystems step-up adjustment on inventory sold during the period

(2)	Amount relates to intangible amortization expense during periods presented including amortization of acquired patents

IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2013	2012
	(In thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$448,776	$384,053
Accounts receivable, net	103,803	96,630
Inventories	172,700	139,618
Prepaid income taxes and income taxes receivable	15,996	13,071
Prepaid expenses and other current assets	30,836	18,639
Deferred income taxes, net	14,232	12,948
Total current assets	786,343	664,959
DEFERRED INCOME TAXES, NET	4,799	2,107
GOODWILL	455	2,898
INTANGIBLE ASSETS, NET	9,564	7,510
PROPERTY, PLANT AND EQUIPMENT, NET	252,245	210,563
OTHER ASSETS	7,810	7,461
TOTAL	$1,061,216	$895,498
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving line-of-credit facilities	$3,296	$2,442
Current portion of long-term debt	1,333	1,505
Accounts payable	18,787	17,783
Accrued expenses and other liabilities	59,336	51,451
Deferred income taxes, net	2,109	9,831
Income taxes payable	15,218	42,443
Total current liabilities	100,079	125,455
DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	21,835	13,102
LONG-TERM DEBT, NET OF CURRENT PORTION	11,333	14,014
Total liabilities	133,247	152,571
COMMITMENTS AND CONTINGENCIES
IPG PHOTONICS CORPORATION STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 51,930,978 shares issued and outstanding at December 31, 2013; 51,359,247 shares issued and outstanding at December 31, 2012	5	5
Additional paid-in capital	538,908	511,039
Retained earnings	390,757	234,977
Accumulated other comprehensive loss	(1,701)	(3,094)
Total IPG Photonics Corporation stockholders’ equity	927,969	742,927
TOTAL	$1,061,216	$895,498

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
	2013	2012
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$155,780	$147,744
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,291	26,144
Provisions for inventory, warranty & bad debt	25,482	19,967
Other	5,379	15,342
Changes in assets and liabilities that (used) provided cash:
Accounts receivable/payable	(9,017)	(18,331)
Inventories	(47,581)	(22,975)
Other	(42,967)	7,385
Net cash provided by operating activities	119,367	175,276
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(70,919)	(68,184)
Proceeds from sales of property, plant and equipment	236	—
Proceeds from sale of investment	495	—
Proceeds from short-term investments	—	25,451
Acquisition of businesses	(5,555)	(11,596)
Other	(143)	(928)
Net cash used in investing activities	(75,886)	(55,257)
CASH FLOWS FROM FINANCING ACTIVITIES:
Line-of-credit facilities	853	(4,430)
Principal payments on long-term borrowings	(2,852)	(2,117)
Purchase of noncontrolling interests	—	(700)
Purchase of redeemable noncontrolling interests	—	(55,400)
Tax benefits from exercise of employee stock options	8,874	4,679
Exercise of employee stock options and issuances under employee stock purchase plan	7,274	5,480
Proceeds from follow-on public offering, net of offering expenses		167,928
Distributions to shareholders	—	(33,353)
Net cash provided by financing activities	14,149	82,087
EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	7,093	1,713
NET INCREASE IN CASH AND CASH EQUIVALENTS	64,723	203,819
CASH AND CASH EQUIVALENTS — Beginning of period	384,053	180,234
CASH AND CASH EQUIVALENTS — End of period	$448,776	$384,053
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$208	$864
Cash paid for income taxes	$89,611	$25,980